Exhibit 4.8

EXECUTION COPY

US$650,000,000

FACILITIES AGREEMENT

dated 28 May, 2003

for

BUNGE FINANCE EUROPE B.V.

as Borrower

arranged by

BNP PARIBAS

CCF

and

SOCIÉTÉ GÉNÉRALE

as mandated lead arrangers

with

HSBC BANK plc

acting as Agent

MULTICURRENCY REVOLVING FACILITIES AGREEMENT

CONTENTS

Clause

1.	Definitions And Interpretation
2.	The Facilities
3.	Extension Of Facility
4.	Purpose
5.	Conditions Of Utilisation
6.	Utilisation
7.	Repayment
8.	Prepayment And Cancellation
9.	Interest
10.	Interest Periods
11.	Changes To The Calculation Of Interest
12.	Fees
13.	Tax Gross Up And Indemnities
14.	Increased Costs
15.	Other Indemnities
16.	Mitigation By The Lenders
17.	Costs And Expenses
18.	Representations
19.	Positive Covenants
20.	Negative Covenants
21.	Covenant Of Agent And Lenders
22.	Events Of Default
23.	Use Of Websites
24.	Changes To The Lenders
25.	Changes To The Borrower
26.	Role Of The Agent And The Arrangers
27.	Conduct Of Business By The Finance Parties
28.	Sharing Among The Finance Parties
29.	Payment Mechanics
30.	Set-Off
31.	Notices
32.	Calculations And Certificates

33.	Partial Invalidity
34.	Remedies And Waivers
35.	Amendments And Waivers
36.	Counterparts
37.	Governing Law
38.	Enforcement

EXHIBIT

FORM OF PARENT GUARANTEE

THIS AGREEMENT is dated 28 May, 2003 and made between:

(1)                            BUNGE FINANCE EUROPE B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its seat (statutaire zetel) at Rotterdam, The Netherlands and its registered office at 11720 Borman Drive, St. Louis, Missouri, 63146, United States and registered with the Chamber of Commerce (Kamer van Koophandel) in Rotterdam under number 24347428 (the “Borrower”);

(2)                            BNP PARIBAS, CCF and SOCIÉTÉ GÉNÉRALE as mandated lead arrangers (each an “Arranger” and together the “Arrangers”);

(3)                            THE FINANCIAL INSTITUTIONS listed on Schedule 2 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)                            HSBC BANK plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Applicable Margin” means as set out in Schedule 1 (Applicable Margin) hereto.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period beginning on the date hereof and ending on the relevant Final Maturity Date.

“Available Commitment” means, on any date in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                      the Base Currency Amount of its participation in any outstanding Loans under that Facility on such date; and

(b)                                     in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than the Base Currency Amount of that Lender’s participation in any Loans under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“BAFC” means Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“BLFC” means Bunge Limited Finance Corp., a Delaware corporation, and its successors and permitted assigns.

“Base Currency” means U.S. dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request).

“Borrower Account” means any account established by or for the Borrower, other than the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness and any amounts paid pursuant to the Series 2003-1 VFC Certificate and all amounts received with respect to Hedge Agreements.

“Break Costs” means the amount (if any) by which:

(a)                                      the interest minus the Applicable Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                     the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

“Bunge Master Trust” means the trust created pursuant to the Pooling Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City and Paris and:

(a)                                      (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                     (in relation to any date for payment or purchase of euro) any TARGET Day.

“Change of Control” means that (i) during any twelve (12) consecutive calendar months more than fifty per cent (50%) of the members of the Board of Directors of the Parent who were members on the first day of such period shall have resigned or been removed or replaced, other than as a result of death, disability or change in personal circumstances, or (ii) any Person or “Group” (as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended, but excluding (a) any employee benefit or stock ownership plans of the Parent and (b) members of the Board of Directors and executive officers of the Parent as of the date of this Agreement, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than fifty per cent (50%) of the combined voting power of all classes of common stock of the Parent, except that the Parent’s purchase of its common stock outstanding on the date of this Agreement which results in one or more of the Parent’s shareholders of record as of the date of this Agreement controlling more than fifty per cent (50%) of the combined voting power of all classes of common stock of the Parent shall not constitute an acquisition for the purposes of this Agreement.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 8 or in any other form agreed between the Borrower and the Agent.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Report” means a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Clause 19 (Positive Covenants) of this Agreement, in substantially the form of Exhibit B attached to the Series 2003-1 Supplement.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulted Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Delinquent Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Designated Obligors” means the Parent and the Subsidiaries of the Parent set forth on Schedule IV to the Parent Guarantee (and their successors) and any other Subsidiaries of the Parent designated by the Parent from time to time under the Pooling Agreement that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement.  Notwithstanding the immediately preceding sentence, with the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld), the Borrower may from time to time identify, on the instructions of the Parent, the Parent and certain Subsidiaries that shall not be classified as Designated Obligors.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

in each case, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Exemption Regulation” means the Exemption Regulation dated 26 June 2002 of the Ministry of Finance of The Netherlands, as promulgated in connection with the Dutch Act on the Supervision of Credit Institutions 1992 (wet toezicht kredietwezen 1992).

“Existing Facility” means the facility agreement dated 15 October 2002 between, among others, Cereol SA, as borrower, BNP Paribas, CCF and Société Générale as mandated lead arrangers and BNP Paribas as facility agent, as amended, supplemented or otherwise modified.

“Facility” means Facility A or Facility B and “Facilities” mean both Facility A and Facility B.

“Facility A” means the revolving loan facility made available under this Agreement as described in Clause 2.1(a) (The Facilities).

“Facility A Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 2 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or (as the context requires) the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).

“Facility B Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Schedule 2 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or (as the context requires) the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Final Maturity Date” means:

(a)                                      in relation to Facility A, the date falling 364 days from the date hereof (unless such Facility is extended under Clause 3 (Extension of Facility)); and

(b)                                     in relation to Facility B, the date falling 3 years from the date hereof,

or, in each case, if such date is not a Business Day, the immediately preceding Business Day.

“Finance Document” means this Agreement, any Fee Letter, any Transfer Certificate, the Parent Guarantee and any other agreement or document from time to time entered into pursuant to any of the foregoing documents and any other document designated in writing as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Arranger or a Lender.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Borrower, the Parent and the Designated Obligors.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise  to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts” means, as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” means, as to any Person, without duplication:

(a)                                      all obligations of such Person for borrowed money;

(b)                                     all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                      all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(d)                                     all obligations of such Person as lessee which are capitalised in accordance with GAAP;

(e)                                      all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including, without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(f)                                        all obligations of such Person with respect to letters of credit and similar instruments including, without limitation, obligations under reimbursement agreements;

(g)                                     all Indebtedness of others secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h)                                     all net obligations of such Person in respect of equity derivatives and Hedge Agreements; and

(i)                                         all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Information Memorandum” means the document in the form approved by the Borrower and the Parent concerning the Borrower and the Parent which, at their request and on their behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Investor Certificateholder” has the meaning as defined in Annex X to the Pooling Agreement.

“Lender” means:

(a)                                      any Original Lender; and

(b)                                     any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in the Base Currency:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Lien” means with respect to any asset (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan” means a Facility A Loan or a Facility B Loan and “Loans” means any combination of Facility A Loans and Facility B Loans.

“Majority Lenders” means:

(a)                                      if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                     at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Master Trust Approved Currencies” means U.S. dollars, euro, sterling and yen.

“Master Trust Guaranty” means the Fourth Amended and Restated Guaranty made as of May 1, 2003 by the Parent to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as letter of credit agent, JP Morgan Chase Bank, as administrative agent, and The Bank of New York, as collateral agent and trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Material Adverse Effect” means:

(a)                                      a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Parent and its consolidated Subsidiaries taken as a whole;

(b)                                     a material impairment of the collectability of the Purchased Loans taken as a whole; or

(c)                                      a material impairment of the validity or enforceability of this Agreement or any of the other Finance Documents or of the Transaction Documents or the rights or remedies of the Agent or the Lenders against the Borrower or the Parent hereunder or under the other Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                     if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                      if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Monthly Settlement Statement” has the meaning defined in Annex X to the Pooling Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor of Moody’s credit ratings service.

“Obligors” means the Parent and the Borrower.

“Optional Currency” means euro.

“Parent” means Bunge Limited, a company formed under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda.

“Parent Guarantee” means the guarantee given by the Parent in the form set out in the Exhibit to this Agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms of the Finance Documents.

“Pari Passu Indebtedness” means:

(a)                                      Indebtedness for borrowed money, the proceeds of which are used to increase the Series 2003-1 Invested Amount and/or to refinance Indebtedness originally used for such purpose; and

(b)                                     Indebtedness incurred in connection with Hedge Agreements entered into in connection with the Commitments hereunder and any Pari Passu Indebtedness described in paragraph (a) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Period” means a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Parent.

“Permitted Indebtedness” means:

(a)                                      Indebtedness of the Borrower pursuant to this Agreement; and

(b)                                     Pari Passu Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PMP” means a “professional market party” within the meaning of the Exemption Regulation.

“Policy Guidelines” means the Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 10 July 2002 (beleidsregel kernbegrippen markttoetreding en handhaving wtk 1992).

“Pooling Agreement” means the Fourth Amended and Restated Pooling Agreement, dated as of May 1, 2003, among Bunge Funding, Inc., the Servicer and The Bank of New York, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Purchased Loan” has the meaning defined in Annex X to the Pooling Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                      (if the currency is U.S. dollars) two Business Days before the first day of that period; or

(b)                                     (if the currency is euro) two TARGET Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rate of Exchange” means as of the relevant date, the rate of exchange set forth on the relevant page of the Telerate screen on or about 11:00 a.m., New York City time, for the purchase of (as the context shall require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Rating Agencies” means collectively, S&P and Moody’s.

“Ratings” means the ratings of the Rating Agencies applicable to the long-term, non-credit enhanced senior unsecured debt of the Parent, as announced by the Rating Agencies.

“Reference Banks” means, in relation to LIBOR, the principal London offices of BNP Paribas, HSBC Bank plc and Société Générale and, in relation to EURIBOR, the principal Paris offices of BNP Paribas, CCF and Société Générale or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means, in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Existence: Compliance with Law) to 18.6 (No default), paragraph (c) of Clause 18.11 (No misleading information), Clause 18.12 (No Subsidiaries), Clause 18.14 (Pari passu ranking) and Clause 18.16 (Limited Purpose), Clause 18.17 (No Change) and Clause 18.19 (Compliance with the Credit Supervision Act).

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organisational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower or Parent, as applicable, or any other officer of the Borrower or Parent, as applicable, customarily performing functions similar to those performed by any of the above-designated officers.

“Rollover Loan” means one or more Loans under a Facility:

(a)                                      made or to be made on the same day that a maturing Loan under such Facility is due to be repaid;

(b)                                     the aggregate amount of which is equal to or less than the maturing Loan under such Facility;

(c)                                      in the same currency as the maturing Loan under such Facility; and

(d)                                     made or to be made for the purpose of refinancing a maturing Loan under such Facility.

“Sale Agreement” means the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding Inc., as buyer, Bunge Finance Limited, a Bermuda company, as a seller, and Bunge Finance North America, Inc. a Delaware corporation, as a seller, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor of S&P’s credit ratings service.

“Screen Rate” means:

(a)                                      in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)                                     in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Series 2003-1 Accrued Interest” shall have the meaning assigned in subsection 3A.03 of Series 2003-1 Supplement.

“Series 2003-1 Adjusted Invested Amount” shall mean, as of any date of determination, (i) the Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) on such date, minus (ii) the amount on deposit in the Series 2003-1 Collection Subaccount on such date that is available to reduce the Series 2003-1 Invested Amount up to a maximum of the Series 2003-1 Invested Amount.

“Series 2003-1 Allocated Loan Amount” shall mean, on any date of determination, the lower of (i) the Series 2003-1 Target Loan Amount on such day and (ii) the product of (x) the Aggregate Loan Amount (as defined in Annex X to the Pooling Agreement) on such day times (y) the percentage equivalent of a fraction the numerator of which is the Series 2003-1 Target Loan Amount on such day and the denominator of which is the Aggregate Target Loan Amount (as defined in Annex X to the Pooling Agreement) on such day.

“Series 2003-1 Collection Subaccount” shall have the meaning assigned in subsection 3A.02(a) of the Series 2003-1 Supplement.

“Series 2003-1 Early Amortisation Event” shall have the meanings assigned in Section 5.01 of the Series 2003-1 Supplement and Section 7.01 of the Pooling Agreement.

“Series 2003-1 Supplement” means the Bunge Master Trust Series 2003-1 Supplement dated as of May 1, 2003 to the Pooling Agreement among Bunge Funding, Inc., as company, the Servicer, the Borrower, as Series 2003-1 Purchaser and The Bank of New York, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Series 2003-1 Target Loan Amount” shall mean, on any date of determination, the sum of (i) the Series 2003-1 Adjusted Invested Amount on such date plus (ii) the result of (a) Series 2003-1 Accrued Interest on such day minus (b) the amount on deposit in the Series 2003-1 Collection Subaccount on such day that is available to pay such Series 2003-1 Accrued Interest.

“Series 2003-1 VFC Certificate” shall mean the Series 2003-1 VFC Certificate executed by Bunge Funding, Inc. and authenticated by or on behalf of The Bank of New York, as trustee, substantially in the form of Exhibit A attached to the Series 2003-1 Supplement.

“Servicer” means Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement” means the Second Amended and Restated Servicing Agreement, dated as of February 26, 2002 among Bunge Funding, Inc., the Servicer and The Bank of New York, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any such time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being $650,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments being $455,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments being $195,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                      the proposed transfer date specified in the Transfer Certificate; and

(b)                                     the date on which the Agent executes the Transfer Certificate.

“Transaction Documents” means the Master Trust Guaranty, the Pooling Agreement, the Series 2003-1 Supplement, the Series 2003-1 VFC Certificate, the Sale Agreement and the Servicing Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” and “United States” means the Unites States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

1.2                           Construction

(a)                                      Unless a contrary indication appears any reference in this Agreement to:

(i)                        the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                     “assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, rights and revenues (including any right to receive revenues);

(iii)                  a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented or novated;

(iv)                 a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)                    a provision of law is a reference to that provision as amended or re-enacted; and

(vi)                 a time of day is a reference to London time.

(b)                                     Section, Clause and Schedule headings are for ease of reference only.

(c)                                      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3                           Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States, “EUR” and “euro” means the single currency unit of the Participating Member States, “£” and “sterling” denote lawful currency of the United Kingdom of Great Britain and Northern Ireland and “yen” means the lawful currency of Japan.

1.4                           Third party rights

(a)                                      Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                     Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

THE FACILITIES

2.                                 THE FACILITIES

2.1                           The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)                                      a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)                                     a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                                      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                     The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                      A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 EXTENSION OF FACILITY

3.1                           Extension Request

The Borrower shall be entitled to request not more than two extensions of Facility A, in each case, for an additional period of 364 days, by giving notice to the Agent (the “Extension Request”) not more than 60 nor less than 30 days before the Final Maturity Date for Facility A.  Such notice shall be made in writing, be unconditional and binding on the Borrower except as set out in Clause 3.5.

3.2                           Notification of Extension Request

The Agent shall forward a copy of the Extension Request to the Lenders as soon as practicable after receipt of it.

3.3                           Lenders’ Response to Extension Request

If a Lender, in its individual and sole discretion, agrees to the extension requested by the Borrower, it shall give notice to the Agent (a “Notice of Extension”) (revocable only in the case mentioned in Clause 3.5) no later than 10 Business Days after the applicable Extension Request for Facility A.  If a Lender does not give such Notice of Extension by such date, then that Lender shall be deemed to have refused that extension.

3.4                           Lender’s Discretion

Nothing shall oblige a Lender to agree to an Extension Request.

3.5                           Revocation of Extension

(a)                                      If one or more (but not all) of the Lenders give Notices of Extension pursuant to Clause 3.3, then the Agent shall notify the Borrower and the Lenders which have given Notices of Extension, identifying in that notification which Lenders have not given a Notice of Extension.

(b)                                     A Lender may, on the basis that one or more of the Lenders have not given a Notice of Extension and within 5 days after receipt of notification to that effect from the Agent, withdraw its Notice of Extension provided that, if a Lender does not give notice of such withdrawal within that period, then its Notice of Extension shall be binding on it.

(c)                                      The Borrower may, on the basis that one or more of the Lenders have not given Notices of Extension and no later than 10 days prior to the Final Maturity Date for Facility A, withdraw its Extension Request provided that, if the Borrower does not give notice of that withdrawal within that period, then its Extension Request shall be binding on it.

3.6                           Extension Date

(a)                                      The Final Maturity Date for Facility A shall be extended if and when either:

(i)                        all the Lenders have agreed to it by giving a Notice of Extension; or

(ii)                     one or more Lenders have agreed by giving a Notice of Extension and not withdrawing that Notice of Extension within the 5 day period referred to in Clause 3.5(b);

and, provided that the Borrower has not withdrawn its Extension Request by the time specified in Clause 3.5(c), the Final Maturity Date for Facility A shall then be extended to the day which is 364 days from (and including) such Final Maturity Date.

(b)                                     If less than all the Lenders give a Notice of Extension (which is not withdrawn pursuant to Clause 3.5), then the Facility A Commitments and the share of any outstanding Facility A Loans of the Lenders which have not agreed to the extension shall be reduced to zero on the Final Maturity Date for Facility A prior to such extension and the amount of Facility A shall be reduced accordingly.

3.7                           Transfer of Commitment

If a Lender has not agreed to an extension, such Lender will, upon the request of the Borrower, transfer its Facility A Commitment to such other bank or financial institution specified by the Borrower that is willing to accept such transfer, and such transfer shall take effect on the Final Maturity Date for Facility A prior to the relevant extension.

3.8                           Notification of Extension

The Agent shall promptly inform the Borrower and the Lenders of the size of Facility A if reduced.

4.                                 PURPOSE

4.1                           Purpose

The Facilities shall be available solely to enable the Borrower to make advances to the Bunge Master Trust pursuant to the Series 2003-1 VFC Certificate.  The Borrower undertakes that all amounts advanced to the Bunge Master Trust will be used by the Bunge Master Trust to make intercompany loans to the Designated Obligors for general corporate purposes.

4.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.                                 CONDITIONS OF UTILISATION

5.1                           Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) and copies of any other document, authorisation, opinion or assurance reasonably requested by the Agent in form and substance reasonably satisfactory to the Agent.  The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

5.2                           Further conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                      in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)                                     the Repeating Representations to be made by the Borrower under this Agreement and the representations to be made by the Parent under Section 7 of the Parent Guarantee are true in all material respects.

5.3                           Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)                                      more than 25 Loans shall be outstanding, or

(b)                                     more than 12 Loans would have been made with an Interest Period of two weeks duration in any successive period of twelve months, commencing on the date of this Agreement.

UTILISATION

6.                                 UTILISATION

6.1                           Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2                           Completion of a Utilisation Request

(a)                                      Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                        it identifies the Facility to be utilised;

(ii)                     the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                  the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and

(iv)                 the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                                     Only one Loan may be requested in each Utilisation Request.

6.3                           Currency and amount

(a)                                      The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)                                     The amount of the proposed Loan must be:

(i)                        if the currency selected is the Base Currency, a minimum of $5,000,000 or, if less, the  Available Facility for the relevant Facility; or

(ii)                     if the currency selected is the Optional Currency a minimum of EUR5,000,000 or, if less, the Available Facility for the relevant Facility; and

(iii)                  in any event such that the Base Currency Amount is less than or equal to the Available Facility for the relevant Facility.

6.4                           Lenders’ participation

(a)                                      If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                     The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                      The Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

7.1                           Repayment of Facility A Loans

The Borrower shall repay each Facility A Loan on the last day of its Interest Period.

7.2                           Repayment of Facility B Loans

The Borrower shall repay each Facility B Loan on the last day of its Interest Period.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If, it becomes unlawful, in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                     upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                      the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of control

If after the date of this Agreement (i) any Change of Control shall occur with respect to the Parent, or (ii) the Borrower shall not be directly, or indirectly wholly-owned by the Parent:

(a)                                      the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)                                     the Agent, acting on the instructions of the Majority Lenders, shall by not less than 5 days’ notice to the Borrower, cancel the Facilities and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

8.3                           Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 (or the equivalent amount in the Optional Currency)) of an Available Facility.  Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.  Any amounts cancelled under this Clause 8.3 may not be reinstated.

8.4                           Voluntary prepayment of Facility A Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Facility A Loan by a minimum amount of $5,000,000 (or the equivalent amount in the Optional Currency)).

8.5                           Voluntary Prepayment of Facility B Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the Facility B Loan by a minimum amount of $5,000,000 (or the equivalent amount in the Optional Currency)).

8.6                           Right of repayment and cancellation in relation to a single Lender

(a)                                      If:

(i)                        any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)                     any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                                     On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                      On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

8.7                           Restrictions

(a)                                      Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                      Unless a contrary indication appears in this Agreement, any part of Facility A or Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)                                     The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                      No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                        If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)                                      Applicable Margin;

(b)                                     LIBOR or, in relation to any Loan in the Optional Currency, EURIBOR; and

(c)                                      Mandatory Cost, if any.

9.2                           Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3                           Default interest

(a)                                      If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)                                     If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                        the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                     the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                                      Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.                           INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                                      The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                                     Subject to Clause 5.3 (Maximum number of Loans) in the case of two weeks, and this Clause 10, the Borrower may select an Interest Period of two weeks, one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)                                      An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to that Facility.

(d)                                     A Loan has one Interest Period only.

10.2                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.                           CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                                      If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then subject to Clause 11.3 (Alternative basis of interest or funding) the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                        the Applicable Margin;

(ii)                     the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                  the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                     In this Agreement “Market Disruption Event” means:

(i)                        at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                     before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3                     Alternative basis of interest or funding

(a)                                      If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                     Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4                     Break Costs

(a)                                      The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                     Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                                      The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)                        35 per cent. per annum of the Applicable Margin on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)                     45 per cent, per annum of the Applicable Margin on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

(b)                                     The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2                     Arrangement and participation fees

The Borrower shall pay to the Arrangers the arrangement and participation fees in the amount and at the times agreed in a Fee Letter.

12.3                     Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

ADDITIONAL PAYMENT OBLIGATIONS

13.                           TAX GROSS UP  AND INDEMNITIES

13.1                     Definitions

(a)                                      In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document unless such deduction or withholding was required by law on the date of this Agreement or results from a Finance Party’s failure to comply with sub-clause 13.2(f).

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)                                     Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2                     Tax gross-up

(a)                                      The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                     The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)                                      If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                     If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                      Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                        The Borrower hereby confirms to each Lender that it has made an election to be disregarded as an entity separate from the Parent for U.S. federal income tax purposes.  Accordingly, each Lender shall, to the extent permitted by law, deliver to the Agent for transmission to the Borrower (on or before the date of the first interest payment after such Lender becomes a party to this Agreement) a duly completed copy of Internal Revenue Service Form W-8BEN, or Form W-ECI, if applicable, or any successor forms, or any other forms as may be necessary to establish a reduction in, or complete exemption from, U.S. witholding tax on payments under the Series 2003-1 VFC Certificate or, as the case may be, on payments of interest on the Loans.  To the extent that any such forms become obsolete as a result of lapse in time or change in circumstance, each Lender shall (promptly upon the request of the Borrower in the case of such form becoming obsolete as a result of lapse in time), to the extent permitted by law, deliver to the Agent for transmission to the Borrower, revised forms as may be necessary to establish a reduction in, or complete exemption from, U.S. withholding tax on such payments.

13.3                     Tax indemnity

(a)                                      The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                     Paragraph (a) above shall not apply:

(i)                        with respect to any loss, liability or cost related to any Tax assessed on a Finance Party:

(A)                under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)                  under the law of any jurisdiction in which that Finance Party otherwise does business,

if that Tax is imposed on or calculated by reference to the overall net income of that Finance Party (or a branch thereof); or

(ii)                     to the extent a loss, liability or cost:

(A)                is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)                  would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated as a result of a Finance Party’s failure to comply with sub-clause 13.2(f).

(c)                                      A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)                                     A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4                     Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)                                      a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                     that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.  To the extent the Finance Party loses a Tax Credit for which it has made a payment hereunder, the Finance Party shall so notify the Borrower and the Borrower shall refund the amounts paid to such Borrower with respect to such Tax Credit.

13.5                     Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6                     Value added tax

(a)                                      All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party an amount equal to the amount of the VAT.

(b)                                     Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.                           INCREASED COSTS

14.1                     Increased costs

(a)                                      Subject to Clause 14.2 (Increased cost claims) and Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or, if later, the date on which the relevant Finance Party became a Party to this Agreement.

(b)                                     In this Agreement “Increased Costs” means:

(i)                        a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                     an additional or increased cost; or

(iii)                  a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                     Increased cost claims

(a)                                      A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.  The Borrower shall not be required to compensate a Lender pursuant to Clause 14 (Increased costs) for any amounts incurred more than six months prior to the date the Borrower receives notification of such claim; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect.

(b)                                     Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs (setting out reasonable information showing the basis for and calculation of such amount).

14.3                     Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)                                      attributable to Tax;

(b)                                     compensated for by the payment of the Mandatory Cost; or

(c)                                      attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.                           OTHER INDEMNITIES

15.1                     Currency indemnity

(a)                                      If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                        making or filing a claim or proof against the Borrower;

(ii)                     obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                     The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                     Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                      the occurrence of any Event of Default;

(b)                                     a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)                                      funding, or making arrangements to fund, its participation in a Loan requested by it in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                     a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3                     Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                      investigating any event which it reasonably believes is a Default; or

(b)                                     acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

except to the extent such cost, loss or liability arises from (i) the wilful misconduct or gross negligence of the Agent or (ii) the Agent’s breach of express duties under the Finance Documents.

16.                           MITIGATION BY THE LENDERS

16.1                     Mitigation

(a)                                      Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Facility Office or bank or financial institution reasonably acceptable to the Borrower.

(b)                                     Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2                     Limitation of liability

(a)                                      The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                                     A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.                           COSTS AND EXPENSES

17.1                     Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                      this Agreement and any other documents referred to in this Agreement; and

(b)                                     any other Finance Documents executed after the date of this Agreement.

17.2                     Amendment costs

If the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                     Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.                           REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1                     Existence; Compliance with Law

The Borrower (a) is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

18.2                     Power; Authorisation; Enforcement Obligations

The Borrower has the power and authority, and the legal right, to make, deliver and perform the Finance Documents to which it is a party and to obtain Loans hereunder.  The Borrower has taken all necessary organisational action to authorise the execution, delivery and performance of the Finance Documents to which it is a party and to authorise the Loans on the terms and conditions of this Agreement.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), no consent or authorisation of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Finance Documents to which the Borrower is a party.  Each Finance Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), this Agreement constitutes, and each other Finance Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms.

18.3                     No Legal Bar

The execution, delivery and performance of this Agreement and the other Finance Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

18.4                     Governing law and enforcement

Subject to any qualifications as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent):

(a)                                      The choice of English law as the governing law of this Agreement and New York law as the governing law of the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation; and

(b)                                     Any judgement obtained in England in relation to this Agreement and in New York in relation to the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation.

18.5                     Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Finance Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

18.6                     No Default

The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

18.7                     Ownership of Property; Liens

The Borrower has good title to all its property, and none of such property is subject to any Lien (except for any Lien arising by virtue of the maintenance of a credit balance on any Dutch bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

18.8                     Taxes

The Borrower has filed or caused to be filed all material corporate income tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

18.9                     Deduction of Tax

The Borrower is not required under Netherlands law to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.10               No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.11               No misleading information

(a)                                      Any factual information provided by the Borrower for the purposes of the Information Memorandum was in all material respects taken as a whole true and accurate as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                     Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect in light of the circumstances under which such information was supplied.

(c)                                      All written information supplied by the Borrower is in all material respects taken as a whole with other written information supplied by the Borrower true and accurate and is not misleading in light of the circumstances under which such information was supplied as at the date it was provided or as at the date (if any) at which it is stated.

18.12               No Subsidiaries

It has no Subsidiaries.

18.13               Use of Proceeds

The proceeds of the Loans shall be used solely to make advances under the Series 2003-1 VFC Certificate.

18.14               Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

18.15               Solvency

Each member of the Group that is a party to a Finance Document, is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

18.16               Limited Purpose

It is a single purpose entity that was formed for the sole purpose of (a) holding the Series 2003-1 VFC Certificate, (b) borrowing under this Agreement, (c) incurring Pari Passu Indebtedness and (d) entering into Hedge Agreements in connection with this Agreement and such Pari Passu Indebtedness.  Other than cash derived from Hedge Agreements and distributions of Series 2003-1 Accrued Interest and Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) to the Borrower under the Series 2003-1 VFC Certificate, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2003-1 VFC Certificate), the Series 2003-1 VFC Certificate is the sole asset of the Borrower.

18.17               No Change

Since 31 December 2002, in respect of the Parent and its consolidated Subsidiaries, and since the date of this Agreement in respect of the Borrower, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

18.18               Professional Market Party Representations

(a)                                      On the date of this Agreement that it has verified the status of each person which is a Lender under a Finance Document on such date and each such Lender is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the Borrower.

(b)                                     If on the date on which a New Lender (or any other person to whom any Lender assigns any of its rights under a Finance Document) becomes a Lender under a Finance Document, it is a requirement of Dutch law that such New Lender (or other person) is a PMP, represents and warrants to the Finance Parties on the date on which each such New Lender (and each such other person) becomes a party to a Finance Document as a Lender that it has verified the status of such New Lender (or such person) on such date and each such Lender is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the Borrower.

(c)                                      Each Lender which is a party to this Agreement on the date hereof represents and warrants to the Borrower on the date hereof that it is a PMP and each New Lender represents and warrants to the Borrower on the date on which it becomes a party to this Agreement as a Lender that it is a PMP and acknowledges that each of the Finance Parties and the Borrower have entered into this Agreement in reliance of such representation and warranty.

18.19               Compliance with the Credit Supervision Act

Its indebtedness for borrowed money (except for borrowings from PMPs or from within a Closed Circle (as defined in the Policy Guidelines)):

(a)                                      is obtained by means of debt securities issued in compliance with the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995);

(b)                                     is unconditionally guaranteed by a parent company that meets the requirements set out in the Exemption Regulation; and

(c)                                      at least 95% of its balance sheet total consists of loans to or investments in its group companies (as defined in the Exemption Regulation).

18.20               Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

19.                           POSITIVE COVENANTS

The covenants in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower shall:

19.1                     Information Miscellaneous

Provide the Agent all information that the Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within 90 calendar days after the end of the Borrower’s fiscal year.

19.2                     Bunge Master Trust information

Furnish or cause to be furnished to the Agent in sufficient number for each Lender, copies of all

(a)                                      Daily Reports prepared by the Servicer pursuant to Clause 19.14 below;

(b)                                     notices of Series 2003-1 Early Amortisation Events; and

(c)                                      Monthly Settlement Statements,

provided that the documents set forth in paragraphs (a) and (c) above of this sub-Clause 19.2 shall be provided only upon request of the Agent or the Majority Lenders.

19.3                     Taxes

Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except those contested in good faith.

19.4                     Compliance

Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

19.5                     Audited financial statements

Beginning with the fiscal year commencing in 2003, furnish to the Agent in sufficient number for each Lender as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year (provided that comparative figures shall not be required with respect to such financial statements delivered at the end of the Borrower’s fiscal year ending in 2003), certified by independent certified public accountants satisfactory to the Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

19.6                     Unaudited financial statements

Beginning with the fiscal year commencing in 2003, furnish to the Agent as soon as available but in any event within forty-five (45) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

19.7                     Financial statements certificate

Furnish, or cause to be furnished, to the Agent together with the financial statements required pursuant to Clause 19.5 and Clause 19.6 a certificate of a Responsible Officer of the Borrower stating (a) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (b) that the Borrower is in compliance with Clause 19.10 and (c) all information and calculations necessary for determining compliance by the Borrower with Clause 20.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

19.8                     Corporate existence, Conduct of business

(a)                                      Except as otherwise permitted by the Finance Documents, preserve, renew and keep in full force and effect its corporate existence; and

(b)                                     take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

19.9                     Notification of default

Notify the Agent of any:

(a)                                      Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and

(b)                                     Development or event which has had, or which the Borrower in its good faith judgement believes will have, a Material Adverse Effect.

19.10               Proceeds

Loan all of the proceeds from the Loans hereunder, and the proceeds of any Pari Passu Indebtedness, to Bunge Funding, Inc. pursuant to the Series 2003-1 VFC Certificate.

19.11               Notification of amounts due

On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2003-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2003-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents.

19.12               Notification of Parent Rating

Promptly notify the Agent of any change in a Rating of the Parent.

19.13               Direction of Trustee

At the direction of the Agent or the Majority Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the trustee under the Bunge Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the trustee under the Bunge Master Trust.

19.14               Submission of Daily Report

On each Utilisation Date on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the trustee under the Bunge Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

20.                           NEGATIVE COVENANTS

The covenants in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower will not:

20.1                     Series 2003-1 Allocated Loan Amount

Permit the Series 2003-1 Allocated Loan Amount to be less than the result of:

(a)                                      adding (i) the aggregate principal amount of and accrued interest on the Loans outstanding hereunder and (ii) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower) calculated by converting any Master Trust Approved Currency other than dollars into dollars at the Rate of Exchange; and deducting therefrom; and

(b)                                     the aggregate amount of any Master Trust Approved Currency (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), calculated by converting any Master Trust Approved Currencies other than dollars into dollars at the Rate of Exchange, that are unconditionally available to repay the aggregate amount of the

Indebtedness and interest accrued thereon described in the foregoing sub-clauses (a)(i) and (ii) of this sub-clause 20.1  (or with respect to the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2003-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Loans and other Pari Passu Indebtedness in the foregoing sub-clauses (a)(i) and (ii) of this sub-clause 20.1.

20.2                     Negative Pledge

Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2003-1 VFC Certificate, whether now owned or hereafter required (except for any Lien arising by virtue of the maintenance of a credit balance on any Dutch bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

20.3                     Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

20.4                     Loans and Guarantees

Except as contemplated by the Finance Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

20.5                     Merger

Enter into any amalgamation, merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset.

20.6                     Other Agreements

(a)                                      Enter into or be a party to any agreement or instrument other than the Finance Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness; or

(b)                                     Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Clause 21.

20.7                     Expenditure

Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Agent.

20.8                     Restriction of business

Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Finance Documents and the Transaction Documents.

20.9                     Constitutional Documents

Amend its constitutional documents without the prior written consent of the Agent.

20.10               Amendments to Transaction Documents

Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this sub-clause 20.10.  Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated without the consent of the Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not:

(a)                                      render the Series 2003-1 VFC Certificate subordinate in payment to any other Series under the Bunge Master Trust;

(b)                                     reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on the Series 2003-1 VFC Certificate; or

(c)                                      change the definition of or the manner of calculating the interest of the Borrower; and

provided further that the Agent shall have received prior notice thereof together with copies of any documentation related thereto.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in sub-clauses (a), (b) or (c) above shall require the written consent of the Agent acting at the direction of the Majority Lenders.

20.11               Powers of Attorney

Grant any powers of attorney to any Person for any purposes except where permitted by the Finance Documents.

20.12               Increase in Series 2003-1 Investment Amount

Increase the Series 2003-1 Invested Amount during any Payment Period.

20.13               Servicer

Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

20.14               Hedge Agreements

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

21.                           COVENANT OF AGENT AND LENDERS

No Bankruptcy Petition Against the Borrower; Liability of the Borrower

(a)                                      Each of the Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws.  This Clause 21 shall survive the termination of this Agreement.

(b)                                     Notwithstanding any other provision hereof or of any other Finance Documents, the sole remedy of the Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Finance Document shall be against the assets of the Borrower.  Neither the Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Clause 21 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Parent.

22.                           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

22.1                     Non-payment

any Obligor shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Obligor shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Finance Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

22.2                     Misrepresentation

any representation or warranty made or deemed made by the Borrower or the Parent herein or in any other Finance Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Finance Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

22.3                     Other Obligations

(a)                                      the Borrower shall default in the observance or performance of any agreement contained in Clause 20 of this Agreement or the Parent shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(j) or 8.2 of the Parent Guarantee; or

(b)                                     the Borrower or the Parent shall default in the observance or performance of any other agreement contained in this Agreement or any other Finance Document (other than as provided in sub-clause 22.3(a) of this Clause), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Parent has knowledge of such default and (ii) the Borrower or the Parent receives written notice thereof from the Agent or the Majority Lenders; or

22.4                     Cross default

the Borrower, BAFC, BLFC or any other Investor Certificateholder that is an Affiliate of the Parent shall

(a)                                      default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) or of any material amounts under any other agreement to which it is a party on the scheduled or original due date with respect thereto; or

(b)                                     default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)                                      default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that:

(i)                        a default, event or condition described in clause (a), (b) or (c) of this sub-clause 22.4 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in Clauses (a), (b) and (c) of this sub-clause 22.4 shall have occurred and be continuing with respect to Indebtedness or other amounts the outstanding principal amount of which exceeds in the aggregate $25,000,000; provided further that the proviso specified in sub-clause 22.4(c)(i) shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted

Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; and

(ii)                     sub-clause 22.4(c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

22.5                     Group default

any member of the Group (other than the Borrower) shall

(a)                                      default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) or of any material amounts under any other agreement to which it is a party on the scheduled or original due date with respect thereto; or

(b)                                     default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)                                      default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that:

(i)                        a default, event or condition described in Clauses (a), (b) or (c) of this sub-clause 22.5 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in Clauses (a), (b) and (c) of this sub-clause 22.5 shall have occurred and be continuing with respect to Indebtedness or other amounts the outstanding principal amount of which exceeds in the aggregate $40,000,000; and

(ii)                     this sub-clause 22.5(c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

22.6                     Insolvency Proceedings

(a)                                      any member of the Group or Bunge Funding Inc. shall commence any case, proceedings or other action (i) under any existing or future law of any jurisdiction,

domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any member of the Group shall make a general assignment for the benefit of its creditors; or

(b)                                     there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or

(c)                                      there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action seeking issuance of a warrant of expropriation, attachment, sequestration, distress, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d)                                     any member of the Group or Bunge Funding, Inc. shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or

(e)                                      any member of the Group or Bunge Funding Inc. shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

22.7                     Final Judgement against Group

one or more final judgements or orders shall be entered against any member of the Group (other than the Borrower) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $40,000,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

22.8                     Final Judgement against Borrower

one or more final judgements or orders shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

22.9                     Unlawfulness

it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents; or

22.10               Repudiation

an Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document; or

22.11               Effectiveness

any of the Finance Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Parent shall so assert in writing,

then, and in any such event, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)                                      cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                     declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                      with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the trustee of the Bunge Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable.  Except as expressly provided above in this Clause, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

23.                           USE OF WEBSITES

23.1

(a)                                      The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) by notifying the Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website.

(b)                                     In any event the Borrower shall supply the Agent with one copy in paper form of any information which is posted onto the website.

23.2                     The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

23.3                     The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)                                      the Designated Website cannot be accessed due to technical failure;

(b)                                     the password specifications for the Designated Website change;

(c)                                      any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)                                     any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)                                      the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph 23.3(a) or paragraph 23.3(e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

CHANGES TO PARTIES

24.                           CHANGES TO THE LENDERS

24.1                     Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                      assign any of its rights; or

(b)                                     transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2                     Conditions of assignment or transfer

(a)                                      The consent of the Borrower (not to be unreasonably withheld or delayed) is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender, or an Event of Default has occurred and has not been waived.

(b)                                     The Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)                                      The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                                     An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(e)                                      A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)                                        If:

(i)                        a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                     as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,500.

24.4                     Limitation of responsibility of Existing Lenders

(a)                                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                        the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                     the financial condition of any Obligor;

(iii)                  the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                      Nothing in any Finance Document obliges an Existing Lender to:

(i)                        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                     support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                                      Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                     On the Transfer Date:

(i)                        to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                     each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                  the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                 the New Lender shall become a Party as a “Lender”.

24.6                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                      to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                     with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation, any securitisation, or any hedge, in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)                                      to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a), (b) and (c) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.                           CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

THE FINANCE PARTIES

26.                           ROLE OF THE AGENT AND THE ARRANGERS

26.1                     Appointment of the Agent

(a)                                      Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                     Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Agent

(a)                                      The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                     Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                      If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                     If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                      The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     No fiduciary duties

(a)                                      Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)                                     Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                     Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6                     Rights and discretions of the Agent

(a)                                      The Agent may rely on:

(i)                        any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                     any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                     The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                        no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)                     any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                      The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                     The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                      The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                        Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7                     Majority Lenders’ instructions

(a)                                      Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                     Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                      The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                     In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                      The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8                     Responsibility for documentation

Neither the Agent nor any Arranger:

(a)                                      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other Person given in or in connection with any Finance Document or the Information Memorandum; or

(b)                                     is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9                     Exclusion of liability

(a)                                      Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                     No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)                                      The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11               Resignation of the Agent

(a)                                      The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                     Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                                      If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                                     The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                      The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                        Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                     After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12               Confidentiality

(a)                                      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                     If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13               Relationship with the Lenders

(a)                                      The Agent may treat each Lender as a Lender entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                     Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Utilisation Request).

26.14               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                      the financial condition, status and nature of each member of the Group;

(b)                                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                      whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                     the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                     oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                     the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                      the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3                     Recovering Finance Party’s rights

(a)                                      On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                     If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance

Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                     that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5                     Exceptions

(a)                                      This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)                                     A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                        it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                     that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Agent

(a)                                      On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                     Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3                     Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 30 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                                      Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                     If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Partial payments

(a)                                      If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under the Finance Documents;

(ii)                     secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                  thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                     The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                      Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

29.6                     No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                     Business Days

(a)                                      Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                     Currency of account

(a)                                      Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                                     A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                      Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                      Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.                           SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Except as otherwise provided in Clause 23 (Use of Websites), any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      in the case of the Borrower, that identified with its name below;

(b)                                     in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                      in the case of the Agent, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                                      Except as otherwise provided in Clause 23 (Use of Websites), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                        if by way of fax, when received in legible form; or

(ii)                     if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                                     Except as otherwise provided in Clause 23 (Use of Websites), any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                      All notices from or to the Borrower shall be sent through the Agent.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Electronic communication

(a)                                      Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                        agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                  notify each other of any change to their address or any other such information supplied by them.

(b)                                     Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6                     English language

(a)                                      Any notice given under or in connection with any Finance Document must be in English.

(b)                                     All other documents provided under or in connection with any Finance Document must be:

(i)                        in English; or

(ii)                     if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                                      Subject to Clause 35.2 (Exceptions) any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                                     The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

(a)                                      An amendment or waiver that has the effect of changing or which relates to:

(i)                        the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                     an extension to the date of payment of any amount under this Agreement;

(iii)                  a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                 an increase in or an extension of any Commitment (except as otherwise provided in Clause 3 (Extension of Facility);

(v)                    a change to the Borrower;

(vi)                 any provision which expressly requires the consent of all the Lenders; or

(vii)              Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)                                     An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

36.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT

37.                           GOVERNING LAW

This Agreement is governed by English law.

38.                           ENFORCEMENT

38.1                     Jurisdiction

(a)                                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                     The Parties agree that the courts of England are the most appropriate  and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                      This Clause 38.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                      irrevocably appoints Law Debenture Corporate Services Limited (Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                     agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
APPLICABLE MARGIN

1.                                 Facility A

1.1                           In relation to Facility A, the Applicable Margin is 1.35 per cent. per annum unless S&P and/or Moody’s are publishing in respect of the Parent a long term unsecured debt rating, in which case the Applicable Margin is the percentage rate per annum that corresponds to that rating, as in effect from time to time as set out in the following table:

S&P Rating	Moody’s Rating	Applicable Margin (% per annum)
BBB+ or above	Baa1 or above	0.75
BBB	Baa2	0.925
BBB-	Baa3	1.10
BB+ or below	Ba1 or below	1.35

1.2                           If S&P and Moody’s are publishing in respect of the Parent long term unsecured debt ratings that appear on different lines of the table at Clause 1.1 of this Schedule, the Applicable Margin will be determined on the basis of the line producing the lower Applicable Margin.

2.                                 Facility B

2.1                           In relation to Facility B, the Applicable Margin is 1.50 per cent. per annum unless S&P and/or Moody’s are publishing a long term unsecured debt rating in respect of the Parent, in which case the Applicable Margin is the percentage rate per annum that corresponds to that rating, as in effect from time to time as set out in the following table:

S&P Rating	Moody’s Rating	Applicable Margin (% per annum)
BBB+ or above	Baa1 or above	0.875
BBB	Baa2	1.05
BBB-	Baa3	1.25
BB+ or below	Ba1 or below	1.50

2.2                           If S&P and Moody’s are publishing in respect of the Parent long term unsecured debt ratings  that appear on different lines of the table at Clause 2.1 of this Schedule, the Applicable Margin will be determined on the basis of the line producing the lower Applicable Margin.

3.                                 Any change to the Applicable Margin shall take effect on the first Business Day after the announcement of the change in rating by the relevant Rating Agency.

4.                                 If the long term unsecured debt ratings service provided by S&P or Moody’s ceases to be available, the Agent can, after consultation with the Borrower and the Lenders, specify an alternative  provider of an equivalent service for the purposes of calculating the Applicable Margin.

SCHEDULE 2
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment
Morgan Stanley Bank	35,000,000.00	15,000,000.00

BNP Paribas S.A.	24,500,000.00	10,500,000.00

CCF S.A.	24,500,000.00	10,500,000.00

Société Générale	24,500,000.00	10,500,000.00

Barclays Bank PLC	22,750,000.00	9,750,000.00

CDC Ixis A.M.	22,750,000.00	9,750,000.00

ABN AMRO Bank N.V. Paris Branch	17,500,000.00	7,500,000.00

Bayerische Hypo-und Vereinsbank AG, Munich	17,500,000.00	7,500,000.00

BBVA Ireland plc	17,500,000.00	7,500,000.00

Crédit Agricole S.A.	17,500,000.00	7,500,000.00

Fortis Bank (Nederland) N.V.	17,500,000.00	7,500,000.00

ING Bank N.V.	17,500,000.00	7,500,000.00

KBC Bank N.V.	17,500,000.00	7,500,000.00

Natexis Banques Populaires	17,500,000.00	7,500,000.00

Raiffeisen Zentralbank Oesterreich AG	17,500,000.00	7,500,000.00

WestLB AG	17,500,000.00	7,500,000.00

ANZEF Limited	8,750,000.00	3,750,000.00

Banca Commerciale Italiana (France) S.A.	8,750,000.00	3,750,000.00

Banca Nazionale del Lavoro International S.A.	8,750,000.00	3,750,000.00

Bank fur Arbeit und Wirtschaft Aktiengesellschaft	8,750,000.00	3,750,000.00

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International London Branch	8,750,000.00	3,750,000.00

Credit Suisse	8,750,000.00	3,750,000.00

Kreditanstalt fur Wiederaufbau	8,750,000.00	3,750,000.00

Landesbank Rheinland-Pfalz - Girozentrale	8,750,000.00	3,750,000.00

Sanpaolo IMI S.p.A.	8,750,000.00	3,750,000.00

Scotiabank Europe plc	8,750,000.00	3,750,000.00

Standard Chartered Bank PLC	8,750,000.00	3,750,000.00

Unicredito Italiano SpA - London Branch	8,750,000.00	3,750,000.00

Banca Monte dei Paschi S.p.A., New York Branch	7,000,000.00	3,000,000.00

Banco Español de Crédito S.A.	7,000,000.00	3,000,000.00

Banque Artesia Nederland N.V.	7,000,000.00	3,000,000.00

TOTALS:	455,000,000.00	195,000,000.00

SCHEDULE 3
CONDITIONS PRECEDENT

Conditions precedent to initial Utilisation

1.                                 Obligors

(a)                                      A copy of the constitutional documents of each Obligor.

(b)                                     A copy of a resolution of the board of directors of each Obligor:

(i)                        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                     authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                     If required by the constitutional documents of the Borrower, a shareholder resolution of the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

(e)                                      A certificate of each Obligor (signed by a Responsible Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not violate any borrowing or, guaranteeing limit set forth in any Contractual Obligation or Requirement of Law binding on the respective Obligor.

(f)                                        A certificate of an authorised signatory of the Obligor certifying that each copy document relating to it specified in this Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                                      A legal opinion of Clifford Chance LLP legal advisers to the Arrangers and the Agent, opining, notably to the validity under English law of the obligations of the Borrower under this Agreement.

(b)                                     A legal opinion of Clifford Chance LLP legal advisers to the Arrangers and the Agent as to matters of Dutch law, opining notably as to (i) the capacity of the Borrower to enter into and perform its obligations under the Finance Documents,

(ii) the recognition under Dutch law of the validity of such obligations of the Borrower under this Agreement and (iii) the recognition and enforcement in The Netherlands of any judgement rendered against the Borrower pursuant to the jurisdiction provisions of the Financing Documents.

(c)                                      A legal opinion of Conyers Dill & Pearman as to matters of Bermuda law, opining notably as to (i) the capacity of the Parent to enter into and perform its obligations under the Parent Guarantee, (ii) the recognition under Bermuda law of the validity of such obligations and the choice of law expressed in the Parent Guarantee and (iii) the recognition and enforcement in Bermuda of any judgement rendered against the Parent pursuant to the jurisdiction provisions of the Parent Guarantee.

(d)                                     A legal opinion of Winston & Strawn as to matters of New York law, opining notably as to the validity under New York law of the obligations of the Parent under the Parent Guarantee.

(e)                                      A legal opinion of Winston & Strawn opining notably as to the enforceability of the Transaction Documents.

3.                                 Other documents and evidence

(a)                                      One signed original of the Parent Guarantee.

(b)                                     Delivery of a copy of each of the Transaction Documents.

(c)                                      Evidence that any process agent referred to in Clause 38.2 (Service of process), has accepted its appointment.

(d)                                     A certificate of the Parent confirming the prevalent Ratings in respect of the Parent on the day of this Agreement.

(e)                                      The latest annual consolidated audited and certified financial statements of the Parent.

(f)                                        Irrevocable notice of repayment in full and cancellation of the amounts outstanding under the Existing Facility on or prior to the date of first Utilisation.

(g)                                     Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 4
UTILISATION REQUEST

From:      Bunge Finance Europe B.V. as Borrower

To:          HSBC Bank plc as Agent

Dated:

Dear Sirs

We refer to the multicurrency revolving facility agreement (the “Agreement”) dated 27 May, 2003 and made between, Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.                                 This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                 We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Bunge Finance Europe B.V.

* delete as appropriate

SCHEDULE 5
MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

Ex0.01	per cent. per annum.
300

Where:
E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                      “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Facility Office; and

(b)                                     any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.                                 The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above.

9.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.                           The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE

To:          HSBC Bank plc as Agent

From:      [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

We refer to the multicurrency revolving facility agreement (the “Agreement”) dated 27 May 2003 between Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.                                 This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 24.5 (Procedure for transfer):

(a)                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)                                     The proposed Transfer Date is [      ].

(c)                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.                                 The New Lender confirms on the date on which it becomes a party to this Agreement that it is a PMP.

5.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.                                 This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

HSBC plc

By:

SCHEDULE 7
TIMETABLES

	Loans in euro	Loans in dollars
Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request)	U-3 10.00 am	U-3 10.00 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 6.4 (Lenders’ participation)	U-3 noon	U-3 noon

Agent notifies the Lenders of the Loan in accordance with Clause 6.4 (Lenders’ participation)	U-3 3.00 pm	U-3 3.00 pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time in respect of LIBOR

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 8
FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:	[•]

Re:	The Facilities

Borrower:	BUNGE FINANCE EUROPE B.V.

Amount:	[•]

Agent:	HSBC BANK PLC

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                 Confidentiality Undertaking You undertake:

(a)                                      to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)                                     to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)                                      to use the Confidential Information only for the Permitted Purpose;

(d)                                     to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)                                      not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.                                 Permitted Disclosure We agree that you may disclose Confidential Information:

(a)                                      to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)                                     (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)                                      with the prior written consent of us and Bunge.

3.                                 Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                 Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us or a member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.                                 Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquired (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us or a member of the Group and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                 No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)                                      neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                                     we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                 No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us; provided, that any amendment or modification of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall also require Bunge’s prior written consent.

8.                                 Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                 Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of Bunge, the Borrower and each other member of the Group.

10.                           Third party rights

(a)                                      Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)                                     Notwithstanding any provisions of this letter, (but subject to the proviso set forth below) the parties to this letter do not require the consent of any Relevant Person or any member of the Group to vary this letter at any time;  provided, that any variation of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall require Bunge’s prior written consent.

11.                           Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.                           Definitions In this letter (including the acknowledgement set out below):

“Borrower” means Bunge Finance Europe B.V., a company formed under the laws of The Netherlands, and its successors and permitted assigns;

“Bunge” means Bunge Limited, a company formed under the laws of Bermuda, and its successors and permitted assigns;

“Confidential Information” means any information relating to Bunge, the Borrower, the Group, and the Facilities including, without limitation, the Information Memorandum, provided to you by us or any member of the Group or any of their respective affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes generally available to the public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of their respective affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Bunge and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Information Memorandum” means the Confidential Information Memorandum dated April 2003;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[• Lender]

To:	Bunge Limited

We acknowledge and agree to the above:

For and on behalf of

[[•]]

SIGNATURES

THE BORROWER

BUNGE FINANCE EUROPE B.V.

By:	/S/ MORRIS KALEF
Morris Kalef

Address:	11720 Borman Drive
St. Louis, Missouri 63146

Attention:	Frank Marchiony

Fax:	(314) 994 6538

with a copy to:

Bunge Limited

Address:	50 Main Street
White Plains,
New York 10606

Attention:	Carey Dubois

Fax:	(914) 684 3443

THE ARRANGERS

BNP PARIBAS

By:	/S/ JOHN HAIRE
John Haire

CCF

By:	/S/ JOHN HAIRE
John Haire

SOCIÉTÉ GÉNÉRALE

By:	/S/ ERIC LE LAY
Eric Le Lay

THE ORIGINAL LENDERS

MORGAN STANLEY BANK

By:	/S/ JAAP L. TONKONS
Jaap L. Tonkons

BNP PARIBAS S.A.

By:	/S/ JOHN HAIRE
John Haire

CCF S.A.

By:	/S/ JOHN HAIRE
John Haire

SOCIÉTÉ GÉNÉRALE

By:	/S/ ERIC LE LAY
Eric Le Lay

BARCLAYS BANK PLC

By:	/S/ JOHN HAIRE
John Haire

CDC IXIS A.M.

By:	/S/ HENRI MALICK
Henri Malick

/S/ FLORENCE SOULE DE LAFONT
Florence Soule de LaFont

ABN AMRO BANK N.V. PARIS BRANCH

By:	/S/ JOHN HAIRE
John Haire

BAYERISCHE HYPO-UND VEREINSBANK AG, MUNICH

By:	/S/ JOHN HAIRE
John Haire

BBVA IRELAND PLC

By:	/S/ LUIS MARTINEZ
Luis Martinez

CRÉDIT AGRICOLE S.A.

By:	/S/ JOHN HAIRE
John Haire

FORTIS BANK (NEDERLAND) N.V.

By:	/S/ J. AE. OPTEN NOORT
J. AE. Opten Noort

/S/ BARBARA STAM
Barbara Stam

ING BANK N.V.

By:	/S/ CAROLYN JACOBS
Carolyn Jacobs

/S/ PAUL VAN HEERDE
Paul Van Heerde

KBC BANK N.V.

By:	/S/ JOHN HAIRE
John Haire

NATEXIS BANQUES POPULAIRES

By:	/S/ CHRISTOPHE CARLES
Christophe Carles

/S/ CATHERINE GRANDJEAN
Catherine Grandjean

/S/ JOHN HAIRE
John Haire

RAIFFEISEN ZENTRALBANK OESTERREICH AG

By:	/S/ DANIELA VORBECK
Daniela Vorbeck

/S/ WOLFGANG RACHBAUER
Wolfgang Rachbauer

WESTLB AG

By:	/S/ JOHN HAIRE
John Haire

ANZEF LIMITED

By:	/S/ JOHN HAIRE
John Haire

BANCA COMMERCIALE ITALIANA (FRANCE) S.A.

By:	/S/ JOHN HAIRE
John Haire

BANCA NAZIONALE DEL LAVORO INTERNATIONAL S.A.

By:	/S/ JOHN HAIRE
John Haire

BANK FUR ARBEIT UND WIRTSCHAFT AKTIENGESELLSCHAFT

By:	/S/ DR. RAFFAY
Dr. Raffay

/S/ F. JOHN
F. John

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL LONDON BRANCH

By:	/S/ JOHN HAIRE
John Haire

CREDIT SUISSE

By:	/S/ GIANNI SARGENTI
Gianni Sargenti

/S/ BERNHARD LIPPUNER
Bernhard Lippuner

KREDITANSTALT FUR WIEDERAUFBAU

By:	/S/ ELRICH GORETZKI
Elrich Goretzki

/S/ CHRISTINE SCHMIDT
Christine Schmidt

LANDESBANK RHEINLAND-PFALZ - GIROZENTRALE

By:	/S/ JOHN HAIRE
John Haire

SANPAOLO IMI S.P.A.

By:	/S/ CATHY R. LESSE
Cathy R. Lesse

/S/ RENATO CARDUCCI
Renato Carducci

SCOTIABANK EUROPE PLC

By:	/S/ TIM BURCHETT
Tim Burchett

STANDARD CHARTERED BANK PLC

By:	/S/ DEREK HILL
Derek Hill

/S/ SIMON WILLIAMS
Simon Williams

UNICREDITO ITALIANO SPA - LONDON BRANCH

By:	/S/ JOHN HAIRE
John Haire

BANCA MONTE DEI PASCHI S.P.A., NEW YORK BRANCH

By:	/S/ ROMEO C. CELLA
Romeo C. Cella

/S/ BRIAN R. LANDY
Brian R. Landy

BANCO ESPAÑOL DE CRÉDITO S.A.

By:	/S/ EDURNE URIBE
Edurne Uribe

/S/ ALFONSO LOPEZ-BARAJAS
Alfonso Lopez-Barajas

BANQUE ARTESIA NEDERLAND N.V.

By:	/S/ JOHN HAIRE
John Haire

THE AGENT

HSBC BANK plc

By:	/S/ JOHN HAIRE
John Haire

Address:	Level 17
8 Canada Square
London E14 5HQ

Fax:	0207 991 4347

Attention:	Khalid Raja

EXHIBIT

FORM OF PARENT GUARANTEE